PRESS RELEASE

Contacts:	Analytical Surveys, Inc.	Pfeiffer High Public Relations, Inc.
	Lori Jones	Geoff High
	Chief Executive Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com high.com

ANALYTICAL SURVEYS REPORTS SECOND QUARTER AND SIX MONTH RESULTS

Company Signs Multiple Contracts with New and Existing Customers During First Half of Fiscal Year

SAN ANTONIO, Texas -- May 16, 2005 _ Analytical Surveys, Inc. (ASI) (Nasdaq SmallCap: ANLT), a leading provider of utility-industry data collection, creation and management services for the geographic information systems (GIS) markets, today announced financial results for its second fiscal quarter and six months ended March 31, 2005.

Second quarter revenue was $1.5 million versus $3.67 million in the comparable 2004 fiscal quarter. The Company reduced its net loss from operations to $615,000 versus a net loss from operations of $755,000 in the 2004 second quarter. Net loss available to common shareholders was $679,000, or $0.24 per diluted share, versus a net loss available to common shareholders of $902,000, or $0.83 per diluted share, in the second quarter last year.

Through six months, revenue was $3.6 million compared with revenue of $6.2 million in the comparable period of 2004. Net loss from operations was reduced to $1.1 million (as reported in the financial table) as compared with a loss from operations of $1.8 million in the comparable period of 2004. Net loss available to common shareholders totaled $1.2 million, or $0.48 per diluted share, versus a net loss available to common shareholders of $2.2 million, or $2.13 per diluted share, in the same period of 2004. The reduction in losses in this year's three- and six-month periods was a result of lower operating losses and lower interest expense.

Management attributed the decline in revenue to a lower number of active contracts. During the second quarter and first half six months of the fiscal year2005, the Company signed multiple contracts and extensions with various clients, including a major new client, to perform data conversion and data migration services, totaling $1.8 and $2.7 million, respectively, and ended the quarter with an order backlog of $5.7 million versus $6.5 million at the end of fiscal 2004. The services are scheduled for delivery over the next 12 months. Terms of the contracts were not disclosed.

Lori Jones, CEO of ASI, said, "ASI has developed a reputation for reliable delivery of high-quality results, and we are building on that reputation to attract new orders from both first-time and established customers. We are proud to have earned the respect and trust that has led to our success in acquiring these new data conversion and migration projects. We intend to build on these core competencies to expand our business lines. We are pursuing future growth strategies which may include marketing to the federal, state, and local government sectors and evaluation of acquisitions in support of internal expansion."

About ASI

Analytical Surveys Inc. (ASI) provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. ASI is headquartered in San Antonio, Texas and maintains operations in Waukesha, Wisconsin. For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend", and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-K.

ANALYTICAL SURVEYS, INC.

Consolidated Balance Sheets

(In thousands)

Assets	March 31, 2005	September 30, 2004
Current assets:	(Unaudited)
Cash and cash equivalents	$ 723	$ 867
Accounts receivable, net of allowance for doubtful accounts of $54 and $54 at March 31, 2005 and September 30, 2004, respectively	1,963	3,431
Revenue earned in excess of billings	2,578	3,006
Prepaid expenses and other	187	183
Total current assets	5,451	7,487
Equipment and leasehold improvements, at cost:
Equipment	3,881	4,751
Furniture and fixtures	363	484
Leasehold improvements	75	267
Vehicles	32	32
	4,351	5,534
Less accumulated depreciation and amortization	(4,177)	(5,274)
Net equipment and leasehold improvements	174	260
Total assets	$ 5,625	$ 7,747
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	13	53
Billings in excess of revenue earned	362	468
Accounts payable	321	882
Accrued interest -- related party	--	78
Accrued liabilities	306	479
Accrued payroll and related benefits	602	678
Redeemable preferred stock -- current portion	--	129
Fair value of derivative feature -- related party	--	122
Total current liabilities	1,604	2,889
Long-term liabilities:
Long-term debt -- related party	--	1,601
Redeemable preferred stock, no par value; authorized 2,500 shares; 166 and 259 shares issued and outstanding at March 31, 2005 and September 30, 2004, (liquidation value $266 and $362), respectively	222	190
Total long-term liabilities	222	1,791
Total liabilities	1,826	4,680
Commitments and contingencies
Stockholders' equity:
Common stock, no par value; authorized 10,000 shares; 2,869 and 1,104 shares issued and outstanding at March 31, 2005 and September 30, 2004, respectively	35,312	33,410
Accumulated deficit	(31,513)	(30,343)
Total stockholders' equity	3,799	3,067
Total liabilities and stockholders' equity	$ 5,625	$ 7,747

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ANALYTICAL SURVEYS, INC.

Consolidated Statements of Operations

(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31		March 31
	2005	2004	2005	2004

Revenues	$ 1,544	$ 3,674	$ 3,572	$ 6,229

Costs and expenses:
Salaries, wages and benefits	1,293	1,682	2,849	3,396
Subcontractor costs	434	1,282	811	2,078
Other general and administrative	384	1,280	819	2,239
Depreciation and amortization	48	70	103	156
Severance and related costs	--	115	67	137
Total operating costs	2,159	4,429	4,649	8,006
Loss from operations	(615)	(755)	(1,077)	(1,777)
Other income (expense):
Interest expense, net	(11)	(204)	(52)	(430)
Other income (expense), net	(53)	57	(41)	4
Total other expense	(64)	(147)	(93)	(426)
Loss before income taxes	(679)	(902)	(1,170)	(2,203)
Provision for income taxes	--	--	--	--
Net loss available to common shareholders	$ (679)	$ (902)	$ (1,170)	$ (2,203)

Basic net loss per common share available to common shareholders	$ (0.24)	$ (0.83)	$ 0.48)	$ (2.13)
Diluted net loss per common share available to common shareholders	$ (0.24)	$ (0.83)	$ 0.48)	$ (2.13)

Weighted average common shares:
Basic	2,869	1,085	2,418	1,033
Diluted	2,869	1,085	2,418	1,033